Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis C. Cossey, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-KSB, and to file the same, with all exhibits thereto and other documents in connection therewith the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act of things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Exchange Act, the following persons on behalf of the registrant and in the capacities and on the dates indicated have signed this report on Form 10-KSB below:

/s/ Dennis C. Cossey	April 13, 2005
Dennis C. Cossey, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

/s/ John Corcoran	April 14, 2005
John Corcoran, Director

/s/ Paul Loeffler	April 13, 2005
Paul Loeffler, Director

/s/ Andrew Melton	April 13, 2005
Andrew Melton, Director

/s/ Louis Ortmann	April 14, 2005
Louis Ortmann, Director